Exhibit 99

Global Package Delivery Company Selects Tel-Instrument Multi-Function Avionics Test Set!

     CARLSTADT, N.J.--(BUSINESS WIRE)--May 27, 2004--Tel-Instrument Electronics Corp is proud to announce the award of a contract from a leading global package delivery company for its TR-220 Multi-Function Test Sets. This contract has been awarded based on the results of a competitive procurement performed by the company.
     The TR-220 will be used for testing aircraft that are being upgraded to meet new Eurocontrol requirements for Mode S Elementary and Enhanced Surveillance and Automatic Dependent Surveillance Broadcast (ADS-B).
     The TR-220 has the capability to test Traffic and Collision Avoidance Systems (TCAS), Distance Measuring Equipment (DME), and Transponders (Mode A, C and S) for commercial aircraft fitted with such equipment. In addition, the test set transmits and receives Mode S 1090 MHz Extended Squitters, (ADS-B), and transmits Traffic Information System (TIS) intruder flight data. The TR-220 provides test capability for Mode S Elementary and Enhanced Surveillance Transponders that are currently being introduced to meet the new European requirements.
     Mr. Charles Palanzo, the Company's Chief Operating Officer said "Tel-Instrument is committed to providing the Aerospace and Defence Industry innovative test and measurement solutions and further reflects the market's acceptance of this product. An integral part of the Company's plan is to broaden and strengthen its market position both domestically and internationally. This award reflects our commitment to provide state-of-the-art solutions that embrace the most modern technology."

     About Tel-Instrument:

     Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our website at www.telinstrument.com.
     Tel Instrument's stock is traded in the American Exchange System under the symbol TIK.


     CONTACT: Tel-Instrument Electronics Corp
              Joseph P. Macaluso, 201-933-1600